Exhibit 33.2

Exhibit 33.2

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING CRITERIA

The Bank of New York (the “Asserting Party”) is responsible for assessing compliance as of June 30, 2006 and for the period from January 1, 2006 through June 30, 2006 (the “Reporting Period”) with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), except for criteria 229.1122(d)(1)(i)-(iv), (2)(iii), (2)(vi)-(vii), (3)(i), (4)(i), and (4)(iii)-(xv) of the CFR, which the Asserting Party has concluded are not applicable to the activities it performs with respect to the asset-backed securities transactions covered by this report (such criteria, after giving effect to the exceptions identified above, the “Applicable Servicing Criteria”). The transactions covered by this report include the asset-backed securities transactions for which the Asserting Party served as trustee that are backed by the same asset type backing the asset-backed securities transactions completed by the BA Credit Card Trust (including the asset-backed securities transactions completed by the BA Credit Card Trust), that were completed on or after January 1, 2006 by issuers with a fiscal year end of June 30, 2006, and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Platform Transactions”).

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of June 30, 2006 and for the Reporting Period with respect to the Platform Transactions taken as a whole.

Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of June 30, 2006 and for the Reporting Period as set forth in this assertion.

The Bank of New York, as Master Trust Trustee and Indenture Trustee

By:	/s/ Patrick J. Tadie	Date:	9/20/2006
Name: Patrick J. Tadie Title: Managing Director